QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on January 25, 2011

Registration No. 333-171534

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3 TO
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Zuoan Fashion Limited
(Exact Name of Registrant as Specified in Its Charter)

Not Applicable
(Translation of Registrant's name into English)

Cayman Islands (State or Other Jurisdiction of Incorporation or Organization)	2320 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

Rooms 213 to 215, Block 8
No. 1150 Luochuan Middle Road
Shanghai 200072, China
(86) 21-5653-5557
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Name of Agent for Service

CT Corporation System
111 Eighth Avenue, 13th Floor
New York, New York 10011
(212) 604-1666

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

James C. Lin, Esq. Davis Polk & Wardwell LLP c/o 18th Floor, The Hong Kong Club Building 3A Chater Road Hong Kong (852) 2533-3300	David Roberts, Esq. O'Melveny & Myers LLP 37/F, Yin Tai Centre Office Tower No. 2 Jianguomenwai Avenue, Chaoyang District Beijing 100022, China (86) 10-6563-4200

          Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee

Ordinary shares, par value US$0.00025 per share(1)(2)	31,740,000	3.125	US$99,187,500	US$11,516

(1)
American depositary shares issuable upon deposit of the ordinary shares registered hereby will be registered pursuant to a separate registration statement on Form F-6 (Registration No. 333-171669). Each American depositary share represents four ordinary shares.

(2)
Includes ordinary shares represented by American depositary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public. These ordinary shares are not being registered for the purposes of sales outside the United States. Also includes ordinary shares represented by American depositary shares that are issuable upon the exercise of the underwriters' over-allotment option to purchase additional shares.

(3)
Estimated solely for the purpose of computing the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.

          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

 EXPLANATORY NOTE

        The sole purpose of this amendment is to amend the exhibit index and to file Exhibit 8.2 to the registration statement. No other changes have been made to the registration statement. Accordingly, this amendment consists only of the facing page, this explanatory note and Part II of the registration statement.

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

    ITEM 6 INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Cayman Islands law does not limit the extent to which a company's articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association, which will become effective upon the closing of this offering, will provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own dishonesty or fraud.

        Under the form of indemnification agreements filed as Exhibit 10.3 to this registration statement, we will agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

        The form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification of us and our officers and directors.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

    ITEM 7 RECENT SALES OF UNREGISTERED SECURITIES

        During the past three years, we have issued and sold the securities described below without registering the securities under the Securities Act.

        We believe that our issuances of the following securities were exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act because our securities qualify under "Category 1" of Rule 903 of Regulation S and (1) the issuances were made in offshore transactions, and (2) neither we nor any person acting on our behalf made any directed selling efforts in the United States.

        In February 2008, Fast Boost Holdings Limited, or Fast Boost, our wholly owned subsidiary incorporated in the British Virgin Islands issued 100 ordinary shares with a par value of US$1.00 per share to Fame Brilliant Group Limited, or Fame Brilliant, a company wholly owned by Ms. Siu Fong Or, wife of Mr. James Hong, our chairman and chief executive officer. Fame Brilliant paid US$100 for this transaction. After the issuance, Fame Brilliant owned 100% of Fast Boost's issued and outstanding ordinary shares.

        In September 2008, Fast Boost effected a 100-for-1 share split whereby all of our issued and outstanding 100 ordinary shares were split to 10,000 ordinary shares with par value of US$0.01 per share. Subsequently, Fast Boost acquired Zuoan Dress Co., Ltd., Shishi, or Shishi Zuoan from Ms. Or and issued an additional 10,000 ordinary shares to Fame Brilliant in connection with such acquisition. After such share split and issuance, Fast Boost had 20,000 ordinary shares issued and outstanding, all of which were held by Fame Brilliant.

        In December 2008, Fast Boost entered into a convertible loan agreement with Phillip Ventures Enterprise Fund 2 Ltd, or Phillip Ventures, Mr. James Hong, our chairman and chief executive officer, and certain other parties. Pursuant to this agreement, Phillip Ventures extended a total of S$4.0 million to Fast Boost. We amended this agreement in January 2010 and December 2010 and extended the maturity date of this convertible loan to January 31, 2011. In January 2010, Fast Boost entered into a second convertible loan agreement with Phillip Ventures, Mr. James Hong, and certain other parties. Pursuant to this agreement, Phillip Ventures extended an additional of S$4.0 million to Fast Boost. We amended this agreement in December 2010 and extended the maturity date of this second convertible loan to January 31, 2011. These convertible loans carry an effective interest rate of 15% per annum unless they are converted into ordinary shares prior to the maturity date. These convertible loans will be automatically converted into our ordinary shares immediately prior to the completion of this offering.

        In August 2010, Fame Brilliant incorporated Zuoan Fashion Limited, or Zuoan Cayman, in the Cayman Islands. Zuoan Cayman issued one subscriber share to Codan Trust Company (Cayman) Limited on August 24, 2010, which one share was transferred to Fame Brilliant on the same date. Also on August 24, 2010, Zuoan Cayman issued 99 new ordinary shares to Fame Brilliant as its 100% shareholder.

        In October 2010, Zuoan Cayman issued and sold ordinary shares to the shareholders of Fast Boost and acquired all of the issued and outstanding shares of Fast Boost through a share exchange as summarized below:

Purchaser	Date of Sale or Issuance	Number of Ordinary Shares of Zuoan Cayman	Consideration
Fame Brilliant Group Limited	October 5, 2010	15,308	15,408 ordinary shares of Fast Boost
Joyous Fly International Limited	October 5, 2010	890	890 ordinary shares of Fast Boost
Splendid Pearl International Limited	October 5, 2010	2,222	2,222 ordinary shares of Fast Boost
Head Park Holdings Limited	October 5, 2010	1,480	1,480 ordinary shares of Fast Boost

        Note: No underwriters were involved in any of these issuances. All share data described above represents actual share data at the time and does not reflect the 4,000-for-1 share split effected in December 2010.

    ITEM 8 EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

        (a)   Exhibits

        See Exhibit Index beginning on page II-6 of this registration statement.

        (b)   Financial Statement Schedules

        Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in our consolidated financial statements or the notes thereto.

    ITEM 9 UNDERTAKINGS

        The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant under the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

        (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, on January 25, 2011.

Zuoan Fashion Limited
By:	/s/ JAMES JINSHAN HONG Name: James Jinshan Hong Title: Chairman and Chief Executive Officer

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on January 25, 2011.

Signature	Title

/s/ JAMES JINSHAN HONG Name: James Jinshan Hong	Chairman and Chief Executive Officer (principal executive officer)
/s/ CHI HON TSANG Name: Chi Hon Tsang	Chief Financial Officer (principal financial and accounting officer)
* Name: Chaoshen Wang	Director
* Name: Tianzhen Hong	Director

*By:	/s/ JAMES JINSHAN HONG Name: James Jinshan Hong Attorney-in-fact

 SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE

        Under the Securities Act, the undersigned, the duly authorized representative in the United States of Zuoan Fashion Limited, has signed this registration statement or amendment thereto in Newark, Delaware, on January 25, 2011.

Puglisi & Associates
By:	/s/ DONALD J. PUGLISI Name: Donald J. Puglisi Title: Managing Director

 Zuoan Fashion Limited

EXHIBIT INDEX

Exhibit Number		Description
1.1	†	Form of Underwriting Agreement
3.1	†	Memorandum and Articles of Association of the Registrant, as currently in effect
3.2	†	Amended and Restated Memorandum and Articles of Association of the Registrant, to become effective upon the completion of this offering
4.1	†	Form of the Registrant's American Depositary Receipt (included in Exhibit 4.3)
4.2	†	Specimen Certificate for Ordinary Shares of the Registrant
4.3	†	Form of Deposit Agreement among the Registrant, the Depositary and all Holders and Beneficial Owners of the American Depositary Shares issued thereunder
4.4	†	Convertible Loan Agreement among Fast Boost Holdings Ltd., Phillip Ventures Enterprise Fund 2 Ltd., Fame Brilliant Group Ltd., James Hong and Siu Fong Or dated December 24, 2008
4.5	†	Convertible Loan Agreement among Fast Boost Holdings Ltd., Phillip Ventures Enterprise Fund 2 Ltd., Fame Brilliant Group Ltd., James Hong and Siu Fong Or dated January 15, 2010
4.6	†	Supplemental Agreement among Fast Boost Holdings Ltd., Phillip Ventures Enterprise Fund 2 Ltd., Fame Brilliant Group Ltd., James Hong and Siu Fong Or dated December 3, 2010
5.1	†	Opinion of Conyers Dill & Pearman regarding the validity of the ordinary shares being registered
8.1	†	Opinion of Conyers Dill & Pearman regarding certain Cayman Islands tax matters
8.2		Opinion of Davis Polk & Wardwell LLP regarding certain U.S. tax matters
8.3	†	Opinion of Trend Associates regarding certain PRC tax matters
10.1	†	English translation of form of Distribution Agreement between the Zuoan Dress Co., Ltd., Shishi and the major distributors of the Registrant
10.2	†	2010 Equity Incentive Plan
10.3	†	Form of Indemnification Agreement with the Registrant's Directors
10.4	†	Form of Employment Agreement between the Registrant and Executive Officers of the Registrant
10.5	†	Share Exchange Agreement among Fame Brilliant Group Ltd., Joyous Fly International Ltd., Splendid Pearl International Ltd., Head Park Holding Ltd. and the Registrant dated October 5, 2010
10.6	†	English translation of Real Estate Lease Agreement between Zuoan Dress Co., Ltd., Shishi and Fujian Aidu Garment Manufacturing Co., Ltd. dated December 20, 2004
10.7	†	English translation of Real Estate Transfer Agreement between Zuoan Dress Co., Ltd., Shishi and Fujian Aidu Garment Manufacturing Co., Ltd. dated June 25, 2006

Exhibit Number		Description
10.8	†	English translation of Supplemental Agreement to Real Estate Transfer Agreement Dated June 25, 2006 between Zuoan Dress Co., Ltd., Shishi and Fujian Aidu Garment Manufacturing Co., Ltd. dated July 1, 2008
10.9	†	English translation of form of Maximum Guarantee Contract with Bank of Quanzhou
10.10	†	English translation of form of Representations for Personal Guarantee with Industrial Bank Co., Ltd.
10.11	†	English translation of Maximum Mortgage Contract between James Hong and Industrial Bank Co., Ltd. dated November 11, 2008
10.12	†	English translation of form of Maximum Guarantee Contract with China Citic Bank
10.13	†	English translation of Maximum Guarantee Contract between Zuoan Dress Co., Ltd., Shishi and Agriculture Bank of China dated May 11, 2009
10.14	†	Share Purchase Agreement between Fame Brilliant Group Ltd. and Chaoshen Wang dated November 18, 2010
10.15	†	Escrow Agreement between Fame Brilliant Group Ltd. and Phillip Ventures Enterprise Fund 2 Ltd. dated December 3, 2010
10.16	†	Deed of Charge by Fame Brilliant Group Ltd., in favor of Phillip Ventures Enterprise Fund 2 Ltd. dated December 3, 2010
10.17	†	Form of Restricted Share Award Agreement
21.1	†	Subsidiaries of the Registrant
23.1	†	Consent of GHP Horwath, P.C.
23.2	†	Consent of Conyers Dill & Pearman (included in Exhibits 5.1 and 8.1)
23.3		Consent of Davis Polk & Wardwell LLP (included in Exhibit 8.2)
23.4	†	Consent of Trend Associates (included in Exhibits 8.3 and 99.2)
23.5	†	Consent of Frost & Sullivan
23.6	†	Consent of Jianwei Shen, an independent director appointee
23.7	†	Consent of Baoyan Su, an independent director appointee
23.8	†	Consent of Frank Zhao, an independent director appointee
23.9	†	Consent of Wenxin Zhu, an independent director appointee
24.1	†	Powers of Attorney
99.1	†	Code of Business Conduct and Ethics of the Registrant
99.2	†	Opinion of Trend Associates regarding certain PRC legal matters

†
Filed previously.

QuickLinks

EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 6 INDEMNIFICATION OF DIRECTORS AND OFFICERS
  ITEM 7 RECENT SALES OF UNREGISTERED SECURITIES
  ITEM 8 EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
  ITEM 9 UNDERTAKINGS
SIGNATURES
SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE
Zuoan Fashion Limited EXHIBIT INDEX